Exhibit 99.1

Contact:	Monica Martines (216) 441-7346
Cherie Skoczen (216) 429-5194

For release Monday, December 17, 2007 – close of business.

TFS Financial Corporation Announces Fourth Quarter and Year Ended September 30, 2007 Financial Results

(Cleveland, OH – December 17, 2007) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, today announced quarterly and fiscal year results for the period ended September 30, 2007.

The Company reported net income of $15.1 million for the three months ended September 30, 2007, compared to a net loss of $4.7 million for the three months ended September 30, 2006. The Company also reported net income of $25.6 million for the year ended September 30, 2007 compared to net income of $43.5 million for the year ended September 30, 2006. At September 30, 2007, the Company had assets of $10.3 billion; deposits of $8.1 billion and shareholders’ equity of $1.99 billion.

Net interest income increased by $4.4 million, or 9.1%, to $52.0 million for the three months ended September 30, 2007 from $47.6 million for the three months ended September 30, 2006. The increase resulted primarily from interest income earned on the proceeds from our initial public offering. Net interest income decreased by $3.5 million, or 1.76%, to $193.2 million for the year ended September 30, 2007 from $196.7 million for the year ended September 30, 2006. The decrease resulted from the compression of our interest rate spread and our net interest margin, as our interest rate spread decreased 50 basis points to 1.51% for the year ended September 30, 2007 from 2.01% for the year ended September 30, 2006, and our net interest margin decreased 24 basis points to 2.13% for the year ended September 30, 2007 from 2.37% for the year ended September 30, 2006.

Our provision for loan losses was $9.6 million for the year ended September 30, 2007 and $6.1 million for the year ended September 30, 2006. The provisions exceeded net chargeoffs of $5.2 million and $3.9 million for the years ended September 30, 2007 and 2006, respectively. The allowance for loan losses was $25.1 million, or 0.31% of total loans receivable at September 30, 2007, compared to $20.7 million, or 0.27% of total loans receivable, at September 30, 2006. We increased the allowance for loan losses to reflect an increase in non-performing loans from September 30, 2006 to September 30, 2007. Nonperforming loans increased by $33.8 million to $113.5 million, or 1.39% of total loans, at September 30, 2007 from $79.7 million, or 1.05% of total loans, at September 30, 2006. Of the $33.8 million increase in nonperforming loans, $15.5 million occurred in our Home Today portfolio and $15.6 million occurred in our home equity loans and lines of credit portfolio. Through our Home Today program, we originate loans with our standard terms to borrowers who might not otherwise qualify for such loans. To qualify for our Home Today program, a borrower must complete financial management education and counseling and must be referred to us by a sponsoring organization with whom we have partnered as part of the program. As of September 30, 2007, we had $304.0 million of loans outstanding that were originated through our Home Today program.

Non-interest income increased $31.5 million to $13.7 million for the three months ended September 30, 2007 from a $17.8 million loss for the three months ended September 30, 2006. Non-interest income increased $57.8 million to $51.4 million for the year ended September 30, 2007 from a $6.4 million loss for the year ended September 30, 2006. The increases were primarily caused by our recognizing gains of $1.0 million and $15 thousand on loan sales for the three months and year ended September 30, 2007, respectively, compared to losses of $28.4 million and $47.1 million on loan sales for the three months and year ended September 30, 2006, respectively.

Non-interest expense increased $68.6 million, or 56%, to $191.1 million for the year ended September 30, 2007 from $122.5 million for the year ended September 30, 2006. The increase resulted primarily from the $55 million charitable contribution to the Third Federal Foundation made in conjunction with our public stock offering in April 2007.

Total assets increased $1.68 billion, or 19.6%, to $10.3 billion at September 30, 2007 from $8.60 billion at September 30, 2006. The growth in our assets is based principally on the net proceeds of our initial stock offering, $886 million, which was completed on April 20, 2007, and a $740 million increase in deposits.

Forward Looking Statements

This press release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

(In thousands, except share data)

	September 30, 2007	September 30, 2006
Cash and due from banks	$45,666	$42,021
Interest bearing deposits at other financial institutions	185,649	122,006
Federal funds sold	598,400	88,900

Cash and cash equivalents	829,715	252,927

Investment securities:
Available for sale (amortized cost $57,025 and $64,753, respectively)	56,681	63,655
Held to maturity (fair value $825,342 and $67,386, respectively)	823,815	67,319
Mortgage loans held for sale, at lower of cost or market	107,962	314,956
Loans held for investment, net:
Mortgage loans	8,103,300	7,487,975
Other loans	14,692	28,469
Deferred loan fees, net	(19,174)	(18,698)
Allowance for loan losses	(25,111)	(20,705)

Loans, net	8,073,707	7,477,041

Mortgage loan servicing assets, net	41,064	40,366
Federal Home Loan Bank stock, at cost	34,231	73,125
Real estate owned	9,903	6,895
Premises, equipment, and software, net	69,669	82,067
Accrued interest receivable	48,364	41,994
Bank owned life insurance contracts	144,498	139,260
Other assets	38,420	35,962

TOTAL ASSETS	$10,278,029	$8,595,567

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$8,141,215	$7,401,077
Federal Home Loan Bank advances	—	25,103
Borrowers’ advances for insurance and taxes	40,481	38,279
Principal, interest, and related escrow owed on loans serviced	77,908	74,910
Accrued expenses and other liabilities	32,224	43,604

Total liabilities	8,291,828	7,582,973

Commitments and contingent liabilities

Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized as of September 30, 2007, 300,000,000 shares authorized as of September 30, 2006; 332,318,750 shares issued and outstanding as of September 30, 2007, 1,000 shares issued and outstanding of September 30, 2006	3,323	—
Paid-in capital	1,668,215	627,979
Unallocated ESOP shares	(100,597)	—
Retained earnings—substantially restricted	421,503	395,892
Accumulated other comprehensive loss	(6,243)	(11,277)

Total shareholders’ equity	1,986,201	1,012,594

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,278,029	$8,595,567

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share data)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2007	2006	2007	2006
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$122,102	$124,631	$469,755	$474,100
Investment securities available for sale	591	692	2,575	3,046
Investment securities held to maturity	10,154	880	22,777	3,776
Federal funds sold	11,454	559	38,352	579
Other interest earning assets	1,057	1,127	4,266	4,303

Total interest income	145,358	127,889	537,725	485,804

INTEREST EXPENSE:
Deposits	93,296	75,715	343,511	275,191
Federal Home Loan Bank advances	79	4,545	1,012	13,946

Total interest expense	93,375	80,260	344,523	289,137

NET INTEREST INCOME	51,983	47,629	193,202	196,667

PROVISION FOR LOAN LOSSES	3,250	3,100	9,600	6,050

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	48,733	44,529	183,602	190,617

NON-INTEREST INCOME:
Fees and service charges	6,474	5,739	25,314	22,612
Gain (Loss) on the sale of loans	1,010	(28,388)	15	(47,087)
Increase in and death benefits from bank owned life insurance contracts	3,370	2,229	8,090	6,983
Net income (loss) on private equity investments	961	(144)	5,431	856
Other	1,874	2,716	12,539	10,243

Total non-interest income	13,689	(17,848)	51,389	(6,393)

NON-INTEREST EXPENSE:
Salaries and employee benefits	18,721	22,354	72,996	68,372
Marketing services	3,473	2,967	13,528	10,942
Office property, equipment and software	5,316	4,760	19,709	18,394
Federal insurance premium	652	575	2,401	2,297
State franchise tax	455	982	3,110	3,876
Contribution to charitable foundation	—	—	55,000	—
Other operating expenses	7,601	4,848	24,365	18,634

Total non-interest expense	36,218	36,486	191,109	122,515

INCOME(LOSS) BEFORE INCOME TAXES	26,204	(9,805)	43,882	61,709

INCOME TAX EXPENSE(BENEFIT)	11,154	(5,064)	18,271	18,170

NET INCOME(LOSS)	$15,050	$(4,741)	$25,611	$43,539

Earnings(loss) per share - basic and fully diluted	$0.05	$(0.02)	$0.10	$0.19

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (Unaudited)

	Year Ended September 30, 2007			Year Ended September 30, 2006
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Cash on hand and in banks	$20,795	$1,087	5.23%	$21,149	$245	1.16%
Federal funds sold	736,711	38,352	5.21%	11,064	579	5.23%
Investment securities	54,365	2,191	4.03%	40,370	1,516	3.76%
Mortgage-backed securities	429,244	23,161	5.40%	112,543	5,306	4.71%
Loans	7,775,810	469,755	6.04%	8,056,105	474,100	5.88%
Federal Home Loan Bank stock	52,334	3,179	6.07%	70,739	4,058	5.74%

Total interest-earning assets	9,069,259	537,725	5.93%	8,311,970	485,804	5.84%

Noninterest-earning assets	332,323			388,936

Total assets	$9,401,582			$8,700,906

Interest-bearing liabilities:
NOW accounts	$1,621,548	66,221	4.08%	$1,465,382	52,051	3.55%
Passbook savings and subscription proceeds	649,414	17,605	2.71%	380,876	3,545	0.93%
Certificates of deposit	5,495,449	259,685	4.73%	5,360,232	219,595	4.10%
FHLB advances	20,274	1,012	4.99%	341,759	13,946	4.08%

Total interest-bearing liabilities	7,786,685	344,523	4.42%	7,548,249	289,137	3.83%

Noninterest-bearing liabilities	156,930			150,480

Total liabilities	7,943,615			7,698,729
Shareholders’ equity	1,457,967			1,002,177

Total liabilities and Shareholders’ equity	$9,401,582			$8,700,906

Net interest income		$193,202			$196,667

Interest rate spread (a)			1.51%			2.01%

Net interest-earning assets (b)	$1,282,574			$763,721

Net interest margin (c)		2.13%			2.37%

Average interest-earning assets to average interest-bearing liabilities	116.47%			110.12%

(a)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(b)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(c)	Net interest margin represents net interest income divided by total interest-earning assets.